Exhibit 99.1

Piedmont Office Realty Trust Reports Third Quarter Results

ATLANTA, November 10, 2010—Piedmont Office Realty Trust, Inc. (“Piedmont” or the “Company”) (NYSE:PDM), an owner of primarily Class A properties located predominantly in the ten largest U.S. office markets, today announced its results for the quarter ended September 30, 2010.

Highlights for the Three Months Ended September 30, 2010:

•

Achieved funds from operations (“FFO”) of $0.45 per diluted share compared to $0.21 per diluted share for the same quarter in 2009 and core funds from operations (“Core FFO”) of $0.45 per diluted share, which excludes impairment charges, as compared to $0.45 per diluted share in Core FFO for the quarter ended September 30, 2009.

•	Increased same store net operating income 1.7 percent to $90.8 million for the quarter ended September 30, 2010 as compared to $89.4 million for the three months ended September 30, 2009.

•	Leased over 600,000 square feet in the quarter, including approximately 587,000 square feet of office space at the Company’s 74 consolidated office properties.

•	Completed the acquisition of a newly constructed 142,427 square foot Class A office building for $55 per square foot in Atlanta, GA.

•	Subsequent to quarter end, completed the acquisition of two office buildings with approximately 384,000 combined square feet in Minneapolis, MN for $65.6 million.

Donald A. Miller, CFA, President and Chief Executive Officer, stated, “We delivered strong third quarter operating results while also executing on our selective acquisition strategy. We continue to focus on attracting and retaining high quality tenants in long-term leases at our properties, and we signed approximately 587,000 square feet of office leases in our 74 consolidated office properties during the quarter. We believe that our high quality assets, the strength of our balance sheet, and our reputation as a reliable and well capitalized landlord give Piedmont an advantage in effectively competing for tenants. We have been patiently seeking the appropriate properties to expand our portfolio. Since the end of the second quarter, we have strategically deployed $73.5 million in three properties, enhancing our presence in key strategic markets.”

Results for the Third Quarter ended September 30, 2010

All prior period per share amounts have been retroactively restated to reflect the stockholder-approved recapitalization of our common stock. Current period per share amounts reflect the issuance of 13.8 million shares of common stock. Both the recapitalization and issuance of stock occurred during the first quarter of 2010.

Piedmont’s net income available to common stockholders was $40.6 million, or $0.23 per diluted share, for the third quarter of 2010, compared with a net loss of $8.3 million or ($0.05) per diluted share for the third quarter of 2009. The net loss in the prior year period was the result of a $37.6 million in impairment charges recognized in the third quarter of 2009. The 2010 net income results reflected approximately $0.03 in dilution per share related to the issuance of 13.8 million shares of common stock during first quarter of 2010. FFO for the quarter totaled $77.9 million, or $0.45 per diluted share as compared to FFO of $32.8 million or $0.21 per diluted share for the quarter ended September 30, 2009. Core FFO, which excludes impairment charges, was $0.45 per diluted share for both the current and prior year quarters ended September 30. Adjusted FFO (“AFFO”) for the third quarter of 2010 totaled $61.5 million, or $0.36 per diluted share, as compared to $61.4 million, or $0.39 per diluted share, in the third quarter of 2009.

Revenues for the quarter ended September 30, 2010 totaled $145.5 million compared to $148.9 million in the same period a year ago. Property operating expenses of $46.6 million in the third quarter of 2010 declined 19 percent from $57.6 million in the third quarter of 2009. Operating revenues and expenses during the third quarter of 2010 included the previously indicated estimate of $4.2 million of termination fee income and $5.6 million in lower property tax expenses (net of lower tenant reimbursement revenue), respectively, which combined, contributed $0.06 per diluted share to third quarter 2010’s FFO. Same store net operating income for the quarter was $90.8 million, 1.7 percent higher than the $89.4 million for the third quarter ended 2009.

Leasing Update

During the third quarter of 2010, the Company executed over 600,000 square feet of leasing, including approximately 587,000 square feet of office leases in its consolidated office properties, spread throughout its markets. Roughly 389,000 square feet, or 66 percent, of the office leases were renewals and 198,000 square feet, or 34 percent, were new leases or expansion leases with existing tenants. As of September 30, 2010, the Company’s office portfolio was 89.0 percent leased with a weighted average lease term remaining of 5.6 years. The decrease in the leased percentage of the Company’s office portfolio from 89.8 percent as of June 30, 2010 to 89.0 percent as of September 30, 2010 was primarily related to the acquisition of a vacant 142,427 square foot building in the Atlanta market at the end of the quarter. Excluding our newly acquired building in Atlanta from consideration, the portfolio was 89.7 percent leased as of September 30, 2010. The Company is actively managing its upcoming lease expirations including several large 2011 and 2012 lease expirations.

Dividend

During the quarter ended September 30, 2010, the company paid a quarterly dividend in the amount of $0.315 per share for all classes of common stock.

Balance Sheet and Capital Markets Activities

As of September 30, 2010, Piedmont’s total gross real estate assets were $4.6 billion with total debt of $1.4 billion. The Company’s total debt-to-gross assets ratio at the end of the quarter was 26.6 percent and the quarter’s net debt (total debt less cash and cash equivalents) to annualized core EBITDA ratio was 3.5 times. The Company’s fixed charge coverage ratio was 5.5 times. As of September 30, 2010, Piedmont had cash and capacity on its unsecured credit line of approximately $554 million and no debt maturities in 2010. As previously announced, Piedmont has entered into a binding purchase and sale agreement to sell its 111 Sylvan Avenue property in New Jersey for $55.0 million and the transaction is expected to close in December 2010.

Acquisitions

Piedmont acquired one Class A office building during the quarter in the Atlanta market. The acquired property was Suwanee Gateway One, a five-story, 142,427 square foot building located in the I-85 corridor of northeastern metropolitan Atlanta. The Company acquired the building for approximately $7.9 million, or $55 per square foot. The building was constructed to meet LEED Silver standards and is available for lease.

Subsequent to Quarter End

Acquisitions and Dispositions

The company purchased, for $65.6 million, two Class A eight-story office buildings (the “Meridian Crossings Buildings”) containing approximately 384,000 combined rentable square feet and located in the Minneapolis, MN market. The Meridian Crossings Buildings, which were completed in 1997 and 1998, are primarily leased through 2023 to U.S. Bancorp, an existing tenant within the Piedmont portfolio. The two buildings combined are approximately 96 percent leased.

Piedmont, along with its joint venture partners, completed the sale of a property, 14400 Hertz Quail Springs Parkway in Oklahoma City, Oklahoma for $5.3 million, of which Piedmont’s proportionate share was approximately 4 percent.

Share Conversion

On November 7, 2010, all of Piedmont’s 39.7 million shares of Class B-2 common stock converted to Class A common stock. The final tranche of Class B common stock is scheduled to convert to Class A common stock on January 30, 2011.

Dividend

On November 9, 2010, the Board of Directors of Piedmont declared dividends for the fourth quarter of 2010 in the amount of $0.315 per share on all classes of outstanding common shares of Piedmont to stockholders of record as of the close of business on December 1, 2010. Such dividends are to be paid on December 15, 2010.

Guidance for 2010

The Company is adjusting its financial guidance for full-year 2010 to the upper end of its previously announced range based upon management’s expectations as follows:

	Low		High
Core FFO in millions (excludes impairment charges)	$275	–	$282
Core FFO per diluted share (excludes impairment charges)	$1.61	–	$1.65

Note that individual quarters may fluctuate on both a cash basis and an accrual basis due to timing of repairs and maintenance, capital expenditures and one-time revenue or expense events. In addition, the Company’s guidance is based on information available to management as of the date of this release.

Non-GAAP Financial Measures

This release contains certain supplemental non-GAAP financial measures such as FFO, AFFO, Core FFO, Same store net operating income, and Core EBITDA. See below for definitions and reconciliations of these metrics to their most comparable GAAP metric.

Conference Call Information

Piedmont has scheduled a conference call and an audio webcast for Thursday, November 11, 2010 at 10:00 A.M. Eastern Time. Dial-in numbers are (877) 407-9039 for participants in the United States and (201) 689-8470 for international participants. The conference identification number is 358815. The live audio webcast of the call may be accessed on the Company’s website at www.piedmontreit.com in the Investor Relations section. A replay of the conference call will be available until Thursday, November 25, 2010, and can be accessed by dialing (877) 870-5176, or (858) 384-5517 for international participants, followed by passcode 358815. A webcast replay will also be available after the conference call in the Investor Relations section of the Company’s website. During the audio webcast and conference call, the Company’s management team will review third quarter 2010 performance, discuss recent events, and conduct a question-and-answer period.

Supplemental Information

Quarterly Supplemental Information as of and for the three and nine months ended September 30, 2010 can be accessed on the Company’s website under the Investor Relations section at www.piedmontreit.com.

About Piedmont Office Realty Trust

Piedmont Office Realty Trust, Inc. is a fully-integrated and self-managed real estate investment trust (“REIT”) specializing in the acquisition, ownership, management, development and disposition of primarily high-quality Class A office buildings located predominantly in large U.S. office markets and leased principally to high-credit-quality tenants. Since its first acquisition in 1998, the Company has acquired approximately $5.5 billion of office and industrial properties. Rated as an investment-grade company by Standard & Poor’s and Moody’s, Piedmont has maintained a low-leverage strategy while acquiring its properties.

Forward Looking Statements

Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such information is subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of our performance in future periods. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this press release include the quality of the Company’s assets; the strength of the Company’s balance sheet; anticipated leasing portfolio and lease renewal activities; the consummation of the transaction to sell 111 Sylvan Avenue building; the Company’s leasing prospects; and the Company’s estimated range of Core FFO and Core FFO per diluted share for the year ending December 31, 2010.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the Company’s ability to successfully identify and consummate suitable acquisitions; current adverse market and economic conditions; lease terminations or lease defaults, particularly by one of the Company’s large lead tenants; the impact of competition on the Company’s efforts to renew existing leases or re-let space; changes in the economies and other conditions of the office market in general and of the specific markets in which the Company operates; economic and regulatory changes; additional risks and costs associated with directly managing properties occupied by government tenants; adverse market and economic conditions and related impairments to the Company’s assets, including, but not limited to, receivables, real estate assets and other intangible assets; the success of the Company’s real estate strategies and investment objectives; availability of financing; costs of complying with governmental laws and regulations; uncertainties associated with environmental and other regulatory matters; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; the impact of outstanding or potential litigation; and other factors detailed in our most recent Annual Report on Form 10-K , our Quarterly Report on Form 10-Q as of and for the period ended September 30, 2010, and other documents we file with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We cannot guarantee the accuracy of any such forward-looking statements contained in this press release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:

Piedmont Office Realty Trust

Eddie Guilbert

770-418-8592

research.analysts@piedmontreit.com

Transfer Agent and Investor Relations

800-557-4830

investor.services@piedmontreit.com

ICR Inc.

Evelyn Infurna

203-682-8346

Evelyn.infurna@icrinc.com

Piedmont Office Realty Trust, Inc.

Consolidated Balance Sheets

Unaudited (in thousands)

	September 30, 2010	December 31, 2009
Assets:
Real estate assets, at cost:
Land	$642,072	$641,073
Buildings and improvements	3,630,011	3,600,406
Buildings and improvements, accumulated depreciation	(727,307)	(653,839)
Intangible lease asset	222,952	243,312
Intangible lease asset, accumulated amortization	(145,139)	(147,043)
Construction in progress	11,839	17,059
Real estate assets held for sale, gross	66,748	73,788
Real estate assets held for sale, accumulated depreciation and amortization	(11,748)	(11,229)

Total real estate assets	3,689,428	3,763,527

Investment in unconsolidated joint ventures	42,591	43,940
Cash and cash equivalents	67,539	10,004
Tenant receivables, net of allowance for doubtful accounts	29,269	33,071
Straight line rent receivable	100,686	95,016
Notes receivable	60,671	58,739
Due from unconsolidated joint ventures	1,085	1,083
Prepaid expenses and other assets	36,802	21,456
Goodwill	180,097	180,097
Deferred financing costs, less accumulated amortization	5,878	7,205
Deferred lease costs, less accumulated amortization	175,474	180,832
Other assets held for sale	65	375

Total assets	$4,389,585	$4,395,345

Liabilities:
Line of credit and notes payable	$1,402,525	1,516,525
Accounts payable, accrued expenses, and accrued capital expenditures	99,872	97,747
Deferred income	33,882	34,506
Intangible lease liabilities, less accumulated amortization	51,807	60,655
Interest rate swap	1,028	3,866
Other liabilities held for sale	2,539	—

Total liabilities	1,591,653	1,713,299

Redeemable common stock	—	75,164

Stockholders’ equity :
Class A common stock	932	397
Class B-1 common stock	—	397
Class B-2 common stock	397	397
Class B-3 common stock	397	398
Additional paid in capital	3,660,551	3,477,168
Cumulative distributions in excess of earnings	(869,434)	(798,561)
Redeemable common stock	—	(75,164)
Other comprehensive loss	(1,028)	(3,866)

Piedmont stockholders’ equity	2,791,815	2,601,166
Non-controlling interest	6,117	5,716

Total stockholders’ equity	2,797,932	2,606,882

Total liabilities, redeemable common stock and stockholders’ equity	$4,389,585	$4,395,345

Net Debt (Total debt less cash and cash equivalents)	$1,334,986	$1,506,521
Total Gross Assets (1)	$5,273,779	$5,207,456

(1)	Total assets exclusive of accumulated depreciation and amortization related to real estate assets.

Piedmont Office Realty Trust, Inc.

Consolidated Statements of Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Revenues:
Rental income	$110,776	$111,280	$331,910	$333,032
Tenant reimbursements	29,690	36,922	98,147	113,085
Property management fee revenue	806	742	2,265	2,183
Other rental income	4,230	—	5,205	782

Total revenues	145,502	148,944	437,527	449,082

Operating expenses:
Property operating costs	46,612	57,592	157,470	173,308
Depreciation	26,011	26,403	77,285	77,815
Amortization	11,018	13,991	33,409	41,127
General and administrative	6,806	5,656	21,378	21,097
Impairment loss on real estate assets	—	35,063	—	35,063

Total operating expenses	90,447	138,705	289,542	348,410

Real estate operating income	55,055	10,239	147,985	100,672

Other income (expense):
Interest expense	(17,359)	(19,518)	(55,383)	(58,255)
Interest and other income	993	1,989	2,998	3,798
Equity in income of unconsolidated joint ventures	619	(1,985)	2,003	(568)

Total other income (expense)	(15,747)	(19,514)	(50,382)	(55,025)

Income from continuing operations	39,308	(9,275)	97,603	45,647

Operating income, excluding impairment loss	1,434	1,136	4,072	3,466
Impairment loss	—	—	(9,587)	—

Discontinued operations	1,434	1,136	(5,515)	3,466

Net income	40,742	(8,139)	92,088	49,113

Less: Net income attributable to noncontrolling interest	(158)	(121)	(409)	(359)

Net income attributable to Piedmont	$40,584	$(8,260)	$91,679	$48,754

Weighted average common shares outstanding - diluted	172,885	157,603	170,257	158,624

Net income per share available to common stockholders - diluted	$0.23	$(0.05)	$0.54	$0.31

Reconciliation of Net Income Excluding Impairment Charges:

Net income attributable to Piedmont	$40,584	$(8,260)
Impairment losses on consolidated properties	—	35,063
Impairment losses from unconsolidated JVs	53	2,570

Net income available to stockholders, exclusive of impairment charges	$40,637	$29,373

Weighted average common shares outstanding - diluted	172,885	157,603

Net income per share available to stockholders, exclusive of impairment charges - diluted	$0.24	$0.19

Piedmont Office Realty Trust, Inc.

Funds From Operations, Core Funds From Operations and Adjusted Funds From Operations

Unaudited (in thousands except for per share data)

	Three Months Ended		Six Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Net income attributable to Piedmont	$40,584	$(8,260)	$91,679	$48,754

Depreciation (1) (2)	26,163	27,004	78,285	79,614
Amortization (1)	11,119	14,094	33,711	41,434

Funds from operations	77,866	32,838	203,675	169,802

Impairment loss on real estate assets (1)	53	37,633	9,641	37,633

Core funds from operations	77,919	70,471	213,316	207,435

Depreciation of non real estate assets	176	155	533	461
Stock-based and other non-cash compensation expense	1,095	671	2,458	2,506
Deferred financing cost amortization	607	696	2,000	2,090
Straight-line effects of lease revenue (1)	(2,921)	(847)	(2,632)	622
Amortization of lease-related intangibles (1)	(1,510)	(1,283)	(4,461)	(3,736)
Income from amortization of discount on purchase of mezzanine loans	(569)	(648)	(1,932)	(1,944)
Non-incremental capital expenditures (3)	(13,329)	(7,851)	(31,712)	(26,478)

Adjusted funds from operations	$61,468	$61,364	$177,570	$180,956

Weighted average common shares outstanding - diluted	172,885	157,603	170,257	158,624

Funds from operations per share (diluted)	$0.45	$0.21	$1.20	$1.07
Core funds from operations per share (diluted)	$0.45	$0.45	$1.25	$1.31
Adjusted funds from operations per share (diluted)	$0.36	$0.39	$1.04	$1.14

(1)	Includes adjustments for wholly-owned properties and for our proportionate ownership in unconsolidated joint ventures.
(2)	Excludes depreciation of non real estate assets.
(3)

Capital expenditures of a recurring nature related to tenant improvements and leasing commissions that do not incrementally enhance the underlying assets’ income generating capacity. We exclude first generation tenant improvements and leasing commissions from this measure.

*Definitions

Funds From Operations (“FFO”): FFO is calculated in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition. NAREIT currently defines FFO as net income (computed in accordance with GAAP), excluding gains or losses from sales of property, adding back depreciation and amortization on real estate assets, and after the same adjustments for unconsolidated partnerships and joint ventures. Such factors can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates. FFO may provide valuable comparisons of operating performance between periods and with other REITs. FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income. We believe that FFO is a beneficial indicator of the performance of an equity REIT. However, other REITs may not define FFO in accordance with the NAREIT definition, or may interpret the current NAREIT definition differently than we do; therefore, our computation of FFO may not be comparable to that of such other REITs.

Core Funds From Operations (“Core FFO”): We calculate Core FFO by starting with FFO, as defined by NAREIT, and adjust for certain non-recurring items such as impairment losses and other extraordinary items. Such items create significant earnings volatility. We believe Core FFO provides a meaningful measure of our operating performance and more predictability regarding future earnings potential. Core FFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income; therefore, it should not be compared to other REITs’ equivalent to Core FFO.

Adjusted Funds From Operations (“AFFO”): AFFO is calculated by deducting from Core FFO non-incremental capital expenditures and adding back non-cash items including non-real estate depreciation, straight lined rents and fair value lease revenue, non-cash components of interest expense and compensation expense, and by making similar adjustments for unconsolidated partnerships and joint ventures. Although AFFO may not be comparable to that of other REITs, we believe it provides a meaningful indicator of our ability to fund cash needs and to make cash distributions to equity owners. AFFO is a non-GAAP financial measure and should not be viewed as an alternative measurement of our operating performance to net income, as an alternative to net cash flows from operating activities or as a measure of our liquidity.

Piedmont Office Realty Trust, Inc.

Same Store Net Operating Income

Unaudited (in thousands)

	Three Months Ended		Nine Months Ended
	9/30/2010	9/30/2009	9/30/2010	9/30/2009
Net income attributable to Piedmont	$40,584	$(8,260)	$91,679	$48,754

Net income attributable to non-controlling interest	158	121	409	359
Interest Expense	17,359	19,518	55,383	58,255
Depreciation	26,339	27,159	78,818	80,075
Amortization	11,119	14,094	33,711	41,434
Impairment loss on real estate assets	53	37,633	9,641	37,633

Core EBITDA*	95,612	90,265	269,641	266,510

General & administrative expenses	7,001	5,757	21,690	21,262
Management fee revenue	(806)	(742)	(2,265)	(2,183)
Interest and other income	(993)	(1,989)	(2,998)	(3,798)
Lease termination income	(4,230)	—	(5,205)	(782)
Lease termination expense - straight line rent & acquisition intangibles write-offs	131	627	876	801
Straight line rent adjustment	(3,053)	(1,508)	(3,508)	(190)
Net effect of amortization of below-market in-place lease intangibles	(1,510)	(1,249)	(4,461)	(3,727)

Core net operating income (Cash basis)*	92,152	91,161	273,770	277,893

Acquisitions	2	—	2	—
Industrial properties	(91)	(638)	(456)	(1,920)
Unconsolidated joint ventures	(1,217)	(1,171)	(3,670)	(3,637)

Same Store NOI*	$90,846	$89,352	$269,646	$272,336

Year over year change in same store NOI	1.7%

Fixed Charge Coverage Ratio (Core EBITDA/ Interest Expense)(1)	5.5
Annualized Core EBITDA (Core EBITDA x 4)	$382,448

(1)	Piedmont had no capitalized interest, principal amortization or preferred dividends for any of the periods presented.

*Definitions

Core EBITDA: Core EBITDA is defined as net income before interest, taxes, depreciation and amortization and incrementally adding back any impairment losses and other extraordinary items. We do not include impairment losses in this measure because we feel these types of losses create volatility in our earnings and make it difficult to determine the earnings generated by our ongoing business. We believe Core EBITDA is a reasonable measure of our liquidity. Core EBITDA is a non-GAAP financial measure and should not be viewed as an alternative measurement of cash flows from operating activities or other GAAP basis liquidity measures. Other REITs may calculate Core EBITDA differently and our calculation should not be compared to that of other REITs.

Core Net Operating Income (“Core NOI”): Core NOI is defined as real estate operating income with the add-back of corporate general and administrative expense, depreciation and amortization, and casualty and impairment losses and the deduction of income and expense associated with lease terminations and income associated with property management performed by Piedmont for other organizations. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. The company uses this measure to assess its operating results and believes it is important in assessing operating performance. Core NOI is a non-GAAP measure which does not have any standard meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other companies.

Same Store NOI: Same Store NOI is calculated as the Core NOI attributable to the properties owned or placed in service during the entire span of the current and prior year reporting periods. Same Store NOI excludes amounts attributable to industrial properties. We present this measure on a cash basis, which eliminates the effects of straight lined rents and fair value lease revenue. We believe Same Store NOI is an important measure of comparison of our stabilized properties’ operating performance. Other REITs may calculate Same Store NOI differently and our calculation should not be compared to that of other REITs.